Exhibit 99.1

For Immediate Release

Media inquiries:	Analyst inquiries:
Darci Valentine	Jonathan Peisner
(317) 249-4414	(317) 249-4390
darci.valentine@karauctionservices.com	jonathan.peisner@karauctionservices.com

TOM O’BRIEN TO STEP DOWN AS IAA CEO; JOHN KETT NAMED SUCCESSOR
Kett to assume CEO role on May 1, 2014; O’Brien will continue as a director of the KAR board until June 2014

CARMEL, Ind., January 9, 2014—Carmel, Ind.-based KAR Auction Services, Inc. (NYSE: KAR), a provider of used and salvage vehicle auction services, announced today that Tom O’Brien, chief executive officer of Insurance Auto Auctions, Inc. (IAA) and a director of KAR’s board, will step down as CEO of IAA effective April 30, 2014. O’Brien will remain a member of the company’s board of directors until the company’s next annual meeting of stockholders to be held in June 2014, at which time he will retire from the board. John Kett, currently president and chief financial officer of IAA, will assume the role of chief executive officer and president on May 1, 2014.

“Over the last 13 years, Tom O’Brien spearheaded IAA’s transformational growth from a small, regional company to the leading live and live-online global salvage vehicle auction-company,” said Jim Hallett, CEO of KAR Auction Services. “Under Tom’s leadership, we saw phenomenal growth at IAA including extensive expansion and improvement of our facility footprint, development of an industry-leading technology platform that improves the way IAA and our customers do business, development of an extensive catastrophe preparation plan that helps us to quickly mobilize and service our customers during turbulent times, and the dramatic globalization of our buyer marketplace. We are thankful to Tom for all his contributions, including his role in the development of a strong leader such as John Kett to carry on his legacy.”

“A company’s success is directly proportional to its investment in its people,” said O’Brien. “During my tenure I have been amazed at the dedication and commitment of the IAA team and the results we have achieved. I believe that 2014 is the right time for me to step down, as IAA is operationally sound and well positioned for future success. This change reflects the succession plans that have been in place for many years and is a logical progression for IAA. I am proud to pass the mantel to John, who has been an integral part of the management and strategy development for the company, and who is poised to take the company and its leadership to the next level.” O’Brien further stated, “Upon my departure from IAA, I look forward to continuing my involvement with companies outside the automotive industry including serving on various boards of directors.”

Kett joined IAA in 2001 as senior vice president of planning and business development, becoming chief financial officer in 2007 and assuming the role of president in 2011.  Prior to joining IAA, Kett served in a variety of senior financial and operational roles for Central Steel and Wire Co., Safelite Glass Corporation (formerly Vistar, Inc.), Newark Electronics and Deloitte LLP.

Said Kett, “I want to thank Tom for his invaluable leadership, for always encouraging innovation and for embracing the latest technologies that have made IAA the leading salvage auction company it is today. I am excited by this opportunity and look forward to building on these accomplishments in the future.”

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc. (“ADESA”), Insurance Auto Auctions, Inc. (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with 65 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform.  IAA is a leading salvage vehicle auction company with 164 sites across the United States and Canada. AFC is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 105 sites across the United States and Canada. Together, the Company provides a unique, comprehensive, end-to-end solution for its customers’ remarketing needs.

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